FORBEARANCE AGREEMENT THIRD MODIFICATION AGREEMENT

THIS AGREEMENT is dated for reference September 29, 2008.

BETWEEN:

CURRENT TECHNOLOGY CORPORATION, a Canada Business Corporations Act corporation having its registered and records office at 1500-1055 West Georgia St., Vancouver, British Columbia

(the “Borrower”)

AND:

KEITH DENNER, of 5901 Vista Drive, West Des Moines, Iowa  50266

(the “Lender”)

BACKGROUND

A.

The parties confirm and agree that the Borrower is indebted to the Lender pursuant to a forbearance agreement dated March 22, 2005 (the “Forbearance Agreement”).

B.

The indebtedness pursuant to the Forbearance Agreement was originally evidenced by a convertible grid promissory note dated March 22, 2005 in the initial principal amount of US $826,334.75, with the interest rate of 10% per annum calculated and compounded annually (the “Loan”).

C.

The parties entered into a further forbearance agreement modification agreement dated for reference December 31, 2006 (the "Modification Agreement"), pursuant to which, among other things, the maturity date of the Loan was extended from January 2, 2007 to January 9, 2008.

D.

The parties entered into a forbearance agreement modification agreement dated for reference September 10, 2007 (the "Second Modification Agreement"), pursuant to which, among other things, the maturity date of the Loan was extended from January 9, 2008 to January 16, 2009.

E.

In conjunction with the execution and delivery of the Second Modification Agreement, the Borrower issued and delivered to the Lender an amended and restated convertible grid promissory note dated September 10, 2007 (the “Note”).

F.

The Borrower is not in a financial condition at the present time to allow repayment of its obligations under the Forbearance Agreement, as amended, and has requested that the Lender extend the maturity date, by waiving the debt acceleration clause and allowing a new maturity date of January 19, 2010 (the “Loan Maturity Date”).

G.

The parties hereto wish to further amend the Forbearance Agreement in accordance with the terms of this Agreement.

AGREEMENTS

For good and valuable consideration, the receipt and sufficiency of which each party acknowledges, the parties agree as follows:

1.

Defined Terms.  Unless otherwise defined herein, all defined terms in this Agreement shall have the meanings ascribed in the Forbearance Agreement, as may be amended from time to time.

2.

Outstanding Balance.  The parties confirm and agree that as of the date of this Agreement, the aggregate amount outstanding in respect of the Forbearance Agreement, as awarded, is US $1,319,718.94.

3.

Forbearance.  The Lender has agreed to forbear from making demand under the Forbearance Agreement, as amended, on the terms and conditions set out herein.

4.

Term.  Paragraph 1(a) of the Note, as previously amended by paragraph 4 of the Modification Agreement, is hereby further amended and modified by deleting reference to “January 16, 2009” and replacing it with “January 19, 2010”.  An amended and restated convertible grid promissory note (the “Replacement Promissory Note”) reflecting this amendment is attached as Schedule “A” hereto.

5.

New Share Purchase Warrants.  In consideration for the extension of the term of the Loan as set forth in paragraph 4 above, the Borrower will issue in favour of the Lender 5,200,000 share purchase warrants (“New Share Purchase Warrants”) exercisable for common shares in the capital of the Borrower (“Shares”) with an exercise price of US $0.40 per Share and an expiry date of the later of: (A) December 31, 2013, and (B) the date which is two years after the date on which all amounts owing under the Note, including any interest outstanding thereon, have been repaid (the “Repayment Date”), on the terms set out in the warrant certificate attached as Schedule “B” hereto.

6.

Other Conditions. The Company has also agreed to provide Mr. and Mrs. Denner a cashless exercise feature on certain of their outstanding warrants, such that all of their outstanding warrants will have a cashless exercise provision, and has further agreed to extend the term of all such warrants to the later of the original expiry date or the date which is two years after the Note has been repaid in full. The Company has also agreed to grant Mr. Denner the  right to participate, up to a maximum of 20% ,  under the same terms and conditions, in any arm’s length private placement financing which is not concluded with a strategic partner. Such right will terminate once the Note is repaid in full.

7.

Conditions Precedent.  As conditions precedent to the extension of the Loan Maturity Date, the Borrower shall have delivered to the Lender:

(a)

the Replacement Promissory Note; and

(b)

payment of the Extension Fee referred to below.

8.

Extension Fee.  In consideration for the extension of the term of the Loan as set forth in paragraph 4 above, concurrently with execution and delivery of this Agreement, the Borrower will pay to the Lender an extension fee in the amount of US $5,000 (the “Extension Fee”).

9.

 Amendment.  This Agreement amends and modifies the Forbearance Agreement, as amended, and, together with it and the documents referred to therein and herein, constitutes the entire agreement between the parties with respect to the subject matter herein.  This Agreement may only be modified by further written instrument, signed by each of the parties hereto.

10.

Further Assurances.  The Borrower shall provide the Lender with such further documents, instruments and assurances as the Lender may reasonably require to complete the transactions contemplated herein.

11.

Governing Laws.  This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

12.

Counterparts.  This Agreement may be signed in one or more counterparts, originally or by facsimile, each such counterpart taken together shall form one and the same agreement.

TO EVIDENCE THEIR AGREEMENT each of the parties has executed this Agreement on the date first above written.

CURRENT TECHNOLOGY CORPORATION

By: /s/Robert Kramer_________

      Authorized Signatory

___/s/Keith Denner_______

KEITH DENNER